EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	State of Organization
Southcoast Community Bank	SC
Southcoast Capital Trust I	DE
Southcoast Capital Trust II	DE
Southcoast Capital Trust III	DE